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                                                                   Exhibit (10)

           Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 11, 2014, relating to the financial statements of Pruco Life of New Jersey Flexible Premium Variable Annuity Account, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 10, 2014, relating to the consolidated financial statements of Pruco Life Insurance Company of New Jersey, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 14, 2014